Filed Pursuant to Rule 433

Dated March 3, 2020

Registration Statement No. 333-226380

McDONALD’S CORPORATION

USD 500,000,000 1.450% Medium-Term Notes Due 2025

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	March 3, 2020
Settlement Date:	March 5, 2020
Maturity Date:	September 1, 2025
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 500,000,000
Coupon:	1.450%
Issue Price:	99.816% of the principal amount
Yield to Maturity:	1.485%
Spread to Benchmark Treasury:	T + 75 basis points
Benchmark Treasury:	1.125% 5-year note due February 28, 2025
Benchmark Treasury Yield:	0.735%
Coupon Payments:	Pays Semi-Annually on the 1st day of March and September, beginning September 1, 2020
Day Count:	30 / 360
Optional Redemption Provision:

The 2025 Notes will be redeemable at any time prior to August 1, 2025 (one month prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on August 1, 2025, but for the redemption (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2025 Notes will be redeemable in whole or in part, at any time on or after August 1, 2025 (one month prior to the maturity date) at the option of McDonald’s Corporation, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Barclays Capital Inc. BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC Wells Fargo Securities, LLC Citigroup Global Markets Inc.
RBC Capital Markets, LLC
SG Americas Securities, LLC
CUSIP:	58013 MFL3

USD 750,000,000 2.125% Medium-Term Notes Due 2030

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	March 3, 2020
Settlement Date:	March 5, 2020
Maturity Date:	March 1, 2030
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 750,000,000
Coupon:	2.125%
Issue Price:	99.946% of the principal amount
Yield to Maturity:	2.131%
Spread to Benchmark Treasury:	T + 115 basis points
Benchmark Treasury:	1.500% 10-year note due February 15, 2030
Benchmark Treasury Yield:	0.981%
Coupon Payments:	Pays Semi-Annually on the 1st day of March and September, beginning September 1, 2020
Day Count:	30 / 360
Optional Redemption Provision:

The 2030 Notes will be redeemable at any time prior to December 1, 2029 (three months prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on December 1, 2029, but for the redemption (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2030 Notes will be redeemable in whole or in part, at any time on or after December 1, 2029 (three months prior to the maturity date) at the option of McDonald’s Corporation, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Barclays Capital Inc. BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC Wells Fargo Securities, LLC Citigroup Global Markets Inc.
RBC Capital Markets, LLC
SG Americas Securities, LLC
CUSIP:	58013 MFM1

USD 750,000,000 3.625% Medium-Term Notes Due 2049

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	March 3, 2020
Settlement Date:	March 5, 2020
Maturity Date:	September 1, 2049
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 750,000,000
Coupon:	3.625%
Issue Price:	108.227% of the principal amount, plus accrued interest from and including March 1, 2020 in the amount of $302,083.33
Yield to Maturity:	3.188%
Spread to Benchmark Treasury:	T + 160 basis points
Benchmark Treasury:	2.375% 30-year bond due November 15, 2049
Benchmark Treasury Yield:	1.588%
Coupon Payments:	Pays Semi-Annually on the 1st day of March and September, beginning September 1, 2020
Day Count:	30 / 360
Optional Redemption Provision:

The 2049 Notes will be redeemable at any time prior to March 1, 2049 (six months prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on March 1, 2049, but for the redemption (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2049 Notes will be redeemable in whole or in part, at any time on or after March 1, 2049 (six months prior to the maturity date) at the option of McDonald’s Corporation, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Barclays Capital Inc. BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC Wells Fargo Securities, LLC Citigroup Global Markets Inc.
RBC Capital Markets, LLC
SG Americas Securities, LLC
CUSIP:	58013 MFK5

The 2049 Notes constitute a further issuance of, and are consolidated and form a single series with, the outstanding 3.625% Medium-Term Notes Due 2049 that McDonald’s Corporation issued on August 12, 2019.  The 2049 Notes will be fungible with the outstanding notes immediately upon issuance.  Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be USD 1,750,000,000.

*              A credit rating is not a recommendation to buy, sell or hold securities.  It may be subject to revision or withdrawal at any time by the assigning credit rating agency.  Each credit rating is applicable only to the specific security to which it applies.  Investors should make their own evaluation as to whether an investment in the security is appropriate.

Modification of Prospectus Supplement, dated July 27, 2018

The Prospectus Supplement, dated July 27, 2018, is modified as follows:

(1)                                 U.S. Tax Considerations:  The text under “U.S. Tax Considerations” summarizes certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a note.

(a)                                 Insert the following text after the introductory paragraphs:

Qualified Reopening of 3.625% Medium-Term Notes Due 2049

Notes issued as part of the “qualified reopening” of a previous issue of notes are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original notes for U.S. federal income tax purposes. It is expected that this offering of the 3.625% Medium-Term Notes Due 2049 (the “2049 Notes”) will meet the requirements for a “qualified reopening” of the initial offering of the 2049 Notes under applicable U.S. Treasury regulations and therefore that the 2049 Notes issued in this offering will have the same issue date and same issue price as the original 2049 Notes for U.S. federal income tax purposes.

(b)                                 On December 13, 2018, the IRS issued proposed regulations that would eliminate the obligation to satisfy the requirements described in clause (iii) of paragraph (b) under “Non-U.S. Holders.” The proposed regulations are not yet final, but the preamble specifies that taxpayers are permitted to rely on them pending finalization.

(2)                                 Marketing Legends:

(a)                                 The text beginning with the third paragraph after the Table Of Contents on page S-2 through (and including) the paragraph entitled “PRIIPS / IMPORTANT — EEA INVESTORS” shall be replaced by the following two paragraphs:

None of this prospectus supplement, the accompanying prospectus and any related pricing supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of notes that are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so with respect to Qualified Investors. Neither McDonald’s Corporation nor the agents have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

(b)                                 Insert the following sentence at the end of the paragraph entitled “MiFID II product governance / target market”:

McDonald’s Corporation makes no representation or warranty as to any manufacturer’s or distributor’s compliance with the MiFID Product Governance Rules.

(3)                                 Plan of Distribution:  The text under “Plan of Distribution” is amended as follows:

(a)                                 Under the subheading “Prohibition of Sales to EEA Retail Investors” — Replace the existing text in its entirety with the following:

Prohibition of Sales to EEA and United Kingdom Retail Investors

Each agent has represented and agreed, and each further agent appointed under the Distribution Agreement will be required to represent and agree, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available, any notes to any retail investor in the EEA or in the United Kingdom. For the purposes of this provision:

(a)                                 the expression “retail investor” means a person who is one (or more) of the following:

(i)                                     a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)                                  a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)                               not a qualified investor as defined in the Prospectus Regulation; and

(b)                                 the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

(b)                                 Under the subheading “The United Kingdom” — Replace the lead-in sentence through the colon with the following:

In addition to the provisions identified in the foregoing section “Prohibition of Sales to EEA and United Kingdom Retail Investors,” the following provisions shall apply in respect of the United Kingdom:

(c)                                  Under the subheading “Singapore” — Replace the existing text in its entirety with the following:

This prospectus supplement and the accompanying prospectus have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore, and the Notes will be offered pursuant to exemptions under the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”). Accordingly, the notes may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

(a)                                a corporation (that is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)                                 a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)                                 to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)                                 where no consideration is or will be given for the transfer;

(3)                                 where the transfer is by operation of law;

(4)                                 as specified in Section 276(7) of the SFA; or

(5)                                 as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

The notes shall be prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer or any agent participating in the offering will arrange to send you the prospectus if you request it by calling McDonald’s Corporation toll-free at 1-800-228-9623; Barclays Capital Inc. toll-free at 1-888-603-5847; BofA Securities, Inc. toll-free at 1-800-294-1322; Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; J.P. Morgan Securities LLC collect at 1-212-834-4533; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.